Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NewLink Genetics Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-226366) and Form S-8 (No. 333-178032, No. 333-184880, No. 333-186020, No. 333-203350, No. 333-234644) of NewLink Genetics Corporation of our report dated March 3, 2020, with respect to the consolidated balance sheets of NewLink Genetics Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of NewLink Genetics Corporation.

/s/ KPMG LLP
Des Moines, Iowa
March 3, 2020